AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON APRIL 17, 2002


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [  ]     Filed by a Party other than the Registrant [X]

         Check the appropriate box:
         [  ]  Preliminary Proxy Statement
         [  ]  Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)(2))
         [  ]  Definitive Proxy Statement
         [X ]  Definitive Additional Materials
         [  ]  Soliciting Material Under Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
     _______________________________________________________________________
                (Name of Registrant as Specified in its Charter)


                            V INVESTMENT PARTNERS LLC
     _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         [X]  No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(l)(I) and
             0-11.


                  1) Title of each class of securities to which transaction applies:

                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  4)       Proposed maximum aggregate value of transaction:

                  5)       Total fee paid:

         [ ] Fee paid previously with preliminary materials:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount previously paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

FOR IMMEDIATE RELEASE                             CONTACT:
Wednesday, April 17, 2002                         V Investment Partners LLC
                                                  Timothy Brog, Manager
                                                  (212) 557-6143


                  V INVESTMENT PARTNERS FILES PRELIMINARY PROXY
           STATEMENT FOR 2002 ANNUAL MEETING OF VESTCOM INTERNATIONAL
           ----------------------------------------------------------

         New York, NY - V Investment Partners LLC ("VIP") announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission and intends to proceed with its efforts to solicit proxies to elect its five nominees to the Board of Directors of Vestcom International, Inc. (NASDAQ - VESC) at the Company's 2002 Annual Meeting.

         In late March, representatives of the Vestcom Board requested that VIP refrain from filing its preliminary proxy statement because of the Company's concern that such filing would impede the Board's efforts announced in early March to explore "potential opportunities to maximize shareholder value." Although VIP does not agree that the filing of its proxy statement would hamper such efforts, after learning of the postponement of the Company's 2002 Annual Meeting to June 21, 2002, VIP agreed to delay the filing of its preliminary proxy statement until April 10, 2002.

         VIP's sole interest in pursuing its proxy efforts is to help ensure that shareholder value is actually maximized for all Vestcom shareholders. The Vestcom Board has been consistently and chronically incapable of maximizing shareholder value over the past four years and notwithstanding its present stated intentions, VIP believes that the current directors have neither the skill nor the intention to carry out any tangible program that will deliver improved shareholder value. "It is our concern that based on the track record of the Vestcom Board, it will again fail to take any meaningful action to maximize shareholder value," stated Timothy Brog, Manager of VIP.

         VIP believes that the hiring of CIBC World Markets as a financial adviser and the postponement of its 2002 Annual Meeting was done solely by the Vestcom Board to thwart VIP's attempt to replace a majority of the current Vestcom directors. As many Vestcom shareholders recall, CIBC had been engaged two years ago by the Vestcom Board with the same goal of "developing initiatives intended to improve profitability and to maximize shareholder value" (Vestcom Press Release - February 4, 2000) following a similar challenge by a shareholder dissatisfied with the financial performance and management of the Company. That shareholder announced in April 3, 2000 that he had decided to withdraw his consent solicitation in order not to interfere with "the Board negotiating a transaction that would be financially rewarding to all shareholders." However no such transaction was ever consummated, and on August 14, 2000 the Company announced that "shareholder interests would be best served by focusing on implementing Vestcom's growth strategy" rather than pursuing other alternatives to increase shareholder value.

         "It is disappointing that the Board of Directors of Vestcom hired the same investment bank that made the determination two years ago that shareholders would be better off if they stayed the course rather than undertaking a host of other options. This conclusion was clearly wrong and shareholders suffered as a result of it," noted Timothy Brog.

         In the event that the Vestcom Board is actually able to deliver tangible improvements to shareholder value for all Vestcom shareholders prior to the 2002 Annual Meeting (which is being held more than three months after the engagement of CIBC World Markets), VIP will not interfere with the Board's efforts and cease this proxy contest. Unfortunately, shareholders have yet to see anything to lead them to believe that the outcome this time will be any different than two years ago. In the absence of nothing more than empty promises from the Vestcom Board, VIP will vigorously pursue its proxy contest to elect directors who are committed to working to ensure that the Company follows through with its announced plans to maximize shareholder value.


                                    * * * * *


         V Investment Partners LLC is a Delaware Limited Liability Company whose sole purpose is to invest in Vestcom International, Inc.

         VIP HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO VIP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDES OF VESTCOM INTERNATIONAL, INC. FOR USE AT THE 2002 ANNUAL MEETING. VIP STRONGLY ADVISES ALL VESTCOM SHAREHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTPP:\\WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN VIP'S PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT.

This press release may contain `forward looking statements" within the meaning of the federal securities laws and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause the actual results to differ materially from those expressed in such statements.

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